--------------------------------------------------------------------------------
         As filed with the Securities and Exchange Commission on January 7, 2005
           Registration Nos. 333-87069-99, 333-91829-99, 333-96699, 333-11313-99
                                                                and 333-45446-99

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                            POST-EFFECTIVE AMENDMENT

                                       TO

                                    FORM S-8
                             REGISTRATION STATEMENTS
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                             NABORS INDUSTRIES LTD.
             (Exact name of Registrant as Specified in its Charter)

                                     BERMUDA
                         (State or other jurisdiction of
                         incorporation or organization)

                                   98-0363970
                      (I.R.S. Employer Identification No.)

                      2ND FL. INTERNATIONAL TRADING CENTRE
                                     WARRENS
                              ST. MICHAEL, BARBADOS
                            TELEPHONE: (246) 421-9471
                    (Address of Principal Executive Offices)

                            1992 INCENTIVE STOCK PLAN
                          1993 KEY EMPLOYEE STOCK PLAN
                            1996 EMPLOYEE STOCK PLAN
                      1996 CHAIRMAN'S EXECUTIVE STOCK PLAN
                  1996 EXECUTIVE OFFICER'S INCENTIVE STOCK PLAN
                       1996 EXECUTIVE OFFICER'S STOCK PLAN
                  1997 EXECUTIVE OFFICER'S INCENTIVE STOCK PLAN
                            1998 EMPLOYEE STOCK PLAN
                      1998 CHAIRMAN'S EXECUTIVE STOCK PLAN
                            (Full Title of the Plans)

                              BRUCE M. TATEN, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         NABORS CORPORATE SERVICES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                            TELEPHONE: (281) 874-0035
                     (Name and Address of Agent for Service)
          (Telephone Number, Including Area Code, of Agent for Service)

                              EXPLANATORY STATEMENT

      This Post-Effective Amendment to Registration Statements on Form S-8 constitutes (1) Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-96699, filed July 18, 2002; (2) Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 333-91829, filed November 30, 1999 (subsequently No. 333-91829-99); (3)
Post-Effective Amendment No. 3 to Registration Statement on Form S-8, Registration No. 333-87069, filed September 14, 1999 (subsequently No. 333-87069-99); (4) Post-Effective Amendment No. 3 to Registration Statement on Form S-8, Registration No. 333-45446, filed September 8, 2000 (subsequently No. 333-45446-99); and (5) Post-Effective Amendment No. 7 to Registration Statement on Form S-8, Registration No. 333-11313, filed September 3, 1996 (subsequently No. 333-11313-99).

      This Post-Effective Amendment is being filed solely for the purpose of updating the reoffer prospectus that forms a part of this Post-Effective Amendment relating to the resale of control securities to be acquired by selling shareholders. The selling shareholders will acquire the securities pursuant to our 1992 Incentive Stock Plan, 1993 Key Employee Stock Plan, 1996 Employee Stock Plan, 1996 Chairman's Executive Stock Plan, 1996 Executive Officer's Incentive Stock Plan, 1996 Executive Officer's Stock Plan, 1997 Executive Officer's Incentive Stock Plan, 1998 Employee Stock Plan and 1998 Chairman's Executive Stock Plan. The reoffer prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act of 1933, as amended, and has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling shareholders.

PROSPECTUS

                                UP TO 18,465,327
                                 COMMON SHARES,
                           PAR VALUE $0.001 PER SHARE,
                                       OF
                             NABORS INDUSTRIES LTD.

      This prospectus relates to an aggregate of up to 18,465,327 of our common shares, par value $0.001 per share. These shares are held by certain persons who may be deemed our "affiliates" as defined by Rule 405(a) of Regulation C of the Securities Act of 1933, as amended (which we refer to as the "Securities Act"). The shares may be offered from time to time by the selling shareholders named in this prospectus, or their transferees. See "Selling Shareholders". The selling shareholders may sell all or a portion of their shares from time to time through public or private transactions, directly or through brokers or otherwise, and at prevailing market prices or privately negotiated prices. This prospectus also relates to such additional number of our common shares as may be issued to the selling shareholders as a result of future share adjustments, in respect of our common shares which are covered by this prospectus.

      The selling shareholders may sell the common shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the methods of sale, you should refer to the section entitled "Plan Of Distribution" beginning on page 10.

      We will not receive any part of the proceeds from sales made under this prospectus. All expenses of registration incurred in connection with the offering being made by this prospectus are being borne by us, but any brokerage commissions and other expenses incurred by a selling shareholder will be borne by such selling shareholder.

      Our common shares trade on the American Stock Exchange under the symbol "NBR." On January 6, 2005, the closing price of our common shares on such exchange was $47.98. Our principal executive offices are located at 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados, and our telephone number at that address is (246) 421-9471.

      INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January 7, 2005.

                               TABLE OF CONTENTS

Risk Factors............................................................     2

Special Note Regarding Forward-Looking Statements.......................     8

The Company.............................................................     8

Corporate Information...................................................     9

Use Of Proceeds.........................................................     9

Selling Shareholders....................................................     9

Plan Of Distribution....................................................    10

Service Of Process And Enforcement Of Liabilities.......................    12

Where You Can Find More Information.....................................    13

Incorporation By Reference..............................................    13

Legal Matters...........................................................    14

Independent Registered Public Accounting Firm...........................    14

      Consent under the Exchange Control Act 1972 of Bermuda, as amended, and its related regulations has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes. We will file this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or performance or any default of our business, or for the correctness of any of the statements made or opinions expressed in this prospectus or the registration statements of which this prospectus forms a part.

                                  RISK FACTORS

      You should consider carefully the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial also may impair our business operations.

      Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment.

      This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below and elsewhere in this prospectus.

      As used in this prospectus, references to "Nabors," the "Company," "we," "our" and "us" refer to Nabors Industries Ltd., except where the context otherwise requires or as otherwise indicated.

FLUCTUATIONS IN OIL AND GAS PRICES COULD ADVERSELY AFFECT DRILLING ACTIVITY AND OUR REVENUES, CASH FLOWS AND PROFITABILITY.

      Our operations are materially dependent upon the level of activity in oil and gas exploration and production. Both short-term and long-term trends in oil and gas prices affect the level of such activity. Oil and gas prices and, therefore, the level of drilling, exploration and production activity can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, may affect both the demand for, and the supply of, oil and gas. Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity, and other factors beyond our control may also affect the supply of and demand for oil and gas. Fluctuations during the last few years in the demand and supply of oil and gas have contributed to, and are likely to continue to contribute to, price volatility. We believe that any prolonged reduction in oil and gas prices would depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for our services and could have a material adverse effect on our revenues, cash flows and profitability. Lower oil and gas prices could also cause our customers to seek to terminate, renegotiate or fail to honor our drilling contracts; affect the fair market value of our rig fleet which in turn could trigger a writedown for accounting purposes; affect our ability to retain skilled rig personnel; and affect our ability to obtain access to capital to finance and grow our businesses. There can be no assurances as to the future level of demand for our services or future conditions in the oil and gas and oilfield services industries.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH EXCESS DRILLING CAPACITY, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      The oilfield services industry in which we operate is very competitive. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling, workover and well-servicing rigs can be moved from one region to another in response to changes in levels of activity and provided market conditions warrant, which may result in an oversupply of rigs in an area. In many markets in which we operate, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in price competition. The land drilling market generally is more competitive than the offshore drilling market because there are larger numbers of rigs and competitors.

      Certain competitors are present in more than one of the regions in which we operate, although no one competitor operates in all of these areas. In the United States Lower 48 states, there are several hundred competitors with smaller national, regional or local rig operations. In the Alaska market, we have two principal competitors. In Canada and offshore, we compete with several firms of varying size, many of which have more significant operations in those areas than we do. Internationally, we compete directly with various competitors at each location where we operate. We believe that the market for land drilling and workover contracts will continue to be competitive for the foreseeable future. Certain of our competitors internationally and offshore may be better positioned in certain markets, allowing them to compete more effectively.

THE NATURE OF OUR OPERATIONS PRESENTS INHERENT RISKS OF LOSS THAT, IF NOT INSURED OR INDEMNIFIED AGAINST, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      Our operations are subject to many hazards inherent in the drilling, workover and well-servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Our offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision, damage from heavy weather or sea conditions and unsound ocean bottom conditions. In addition, our international operations are subject to risks of war, civil disturbances or other political events. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our respective customers by contract for certain of these risks. To the extent that we are unable to transfer such risks to customers by contract or indemnification agreements, we seek protection through insurance. However, there is no assurance that such insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance prohibitive. This is particularly of concern in the wake of the September 11, 2001 terrorist attacks, which adversely affected an already tightening insurance market. It is likely that we will face continued upward pressure in our upcoming insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or more expensive than it has been in the past. Moreover, our insurance coverage generally provides that we assume a portion of the risk in the form of an insurance coverage deductible. We expect that we may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize the effect of insurance premium increases.

THE PROFITABILITY OF OUR INTERNATIONAL OPERATIONS COULD BE ADVERSELY AFFECTED BY WAR, CIVIL DISTURBANCE OR POLITICAL OR ECONOMIC TURMOIL.

      We derive a significant portion of business from international markets, including major operations in Canada, the Middle East, the Far East and South and Central America. These operations are subject to various risks, including the risk of war, civil disturbances and governmental activities, that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In certain countries, our operations may be subject to the additional risk of fluctuating currency values and exchange controls. In the international markets in which we operate, we are subject to various laws and regulations that govern the operation and taxation of our businesses and the import and export of our equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain.

CHANGES TO OR NONCOMPLIANCE WITH GOVERNMENTAL REGULATION OR EXPOSURE TO ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations. Our cost of compliance with these laws and regulations may be substantial. For example, federal law imposes specific design and operational standards on rigs and platforms. Failure to comply with these requirements could subject us to substantial civil and criminal penalties as well as potential court injunctions. In addition, federal law imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from such spills. As an owner and operator of onshore and offshore rigs and transportation equipment, we may be deemed to be responsible parties under federal law. In addition, our well-servicing, workover and production services operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous substances, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. We generally require customers to contractually assume responsibility for compliance with environmental regulations. However, we are not always successful in allocating to customers all of these risks nor is there any assurance that the customer will be financially able to bear those risks assumed.

      We employ personnel responsible for monitoring environmental compliance and arranging for remedial actions that may be required from time to time and also use outside experts to advise on and assist with our environmental compliance efforts. Costs that we incur to investigate and remediate contaminated sites are expensed unless the remediation extends the useful lives of assets employed at the site. Remediation costs that extend the useful lives of the assets are capitalized and amortized over the remaining useful lives of such assets. Liabilities are recorded when the need for environmental assessments and/or remedial efforts become known or probable and the cost can be reasonably estimated.

      Laws protecting the environment generally have become more stringent than in the past and are expected to continue to become more so. Violation of environmental laws and regulations can lead to the imposition of administrative, civil or criminal penalties, remedial operations, and in some cases injunctive relief. Such violations could also result in liabilities for personal injuries, property damage, and other costs and claims.

      Under the Comprehensive Environmental Response, Compensation and Liability Act, also known as CERCLA or Superfund, and related state laws and regulations, liability can be imposed jointly on the entire group of responsible parties or separately on any one of the responsible parties, without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. We have been notified of our possible responsibility with respect to the cleanup of a federal national priority list site and a state abandoned site, which were formerly operated by parties unrelated to us as oilfield waste disposal facilities. In addition, we have been named as a potentially responsible party with respect to the cleanup of three other sites, which were formerly operated by various parties unrelated to us. We believe that our respective cost to clean up each of these sites will be less than $100,000. Although at this time information regarding our possible responsibility with respect to cleanup of the federal national priority list site and the state abandoned site has not been fully developed and it is not feasible to predict such outcome with certainty, we are of the opinion that the ultimate resolution of these matters should not have a material adverse effect on our financial position, results of operations or cash flows.

      Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us. For example, legislation has been proposed from time to time in Congress which would reclassify certain oil and natural gas production wastes as hazardous wastes, which would make the reclassified wastes subject to more stringent handling, disposal and cleanup requirements. If enacted, such legislation could dramatically increase operating costs for oil and natural gas companies and could reduce the market for our services by making many wells and/or oilfields uneconomical to operate.

      The Oil Pollution Act of 1990, as amended, contains provisions specifying responsibility for removal costs and damages resulting from discharges of oil into navigable waters or onto the adjoining shorelines. Among other requirements, this law requires owners and operators of vessels over 300 gross tons to provide the United States Coast Guard with evidence of financial responsibility to cover the costs of cleaning up oil spills from such vessels. We believe we have provided satisfactory evidence of financial responsibility to the United States Coast Guard for all vessels over 300 tons. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites. Because our offshore support vessel operations rely on offshore oil and gas exploration and production, if the government were to exercise its authority under this law to restrict the availability of offshore oil and gas leases, such an action could have a material adverse effect on our offshore support vessel operations.

      In October 2004, the United States Congress passed and the President signed into law the American Jobs Creation Act of 2004. The Act did not impact the corporate reorganization completed by us effective June 24, 2002, that made us a foreign entity. It is possible that future changes to tax laws (including tax treaties) could have an impact on our ability to realize the tax savings recorded to date as well as future tax savings as a result of our corporate reorganization, depending on any responsive action taken by us.

RECENT LEGISLATION WILL CURTAIL OUR ABILITY TO TIME CHARTER VESSELS IN UNITED STATES COASTWISE TRADE.

      Our Sea Mar operations time charter supply vessels to offshore operators, primarily in United States waters. The vessels which operate in United States coastwise trade are owned by one of our financing company subsidiaries, but are operated and managed by a United States citizen-controlled company pursuant to long-term bareboat charters. Our Sea Mar operations charter the vessels from this United States operating company in connection with our own offshore activities in the Gulf of Mexico and in support of other offshore operators.

      As a result of recent legislation, beginning in August 2007, Sea Mar will no longer be able to use this arrangement to qualify vessels for employment in the United States coastwise trade. Accordingly, we will be required to restructure the arrangement, redeploy the vessels outside the United States, or sell the vessels by no later than such time.

      As of September 30, 2004, the net assets of Sea Mar totaled approximately $162.3 million. During the three and nine months ended September 30, 2004, Sea Mar had income before income taxes totaling $.7 million and $.3 million, respectively.

AS A HOLDING COMPANY, WE DEPEND ON OUR SUBSIDIARIES TO MEET OUR FINANCIAL OBLIGATIONS.

      As a holding company, we have no significant assets other than the stock of our respective subsidiaries. In order to meet financial needs, we rely exclusively on repayments of interest and principal on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that our operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us in respect of their intercompany loans. In addition, from time to time, our operating subsidiaries may enter into financing arrangements which may contractually restrict or prohibit such upstream payments to us. There may also be adverse tax consequences associated with making dividend payments upstream.

WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS.

      We have not declared or paid any cash dividends on our common shares since 1982. We do not currently intend to pay any cash dividends on our common shares. However, we note that there have been recent positive industry trends, and changes in tax law providing more favorable treatment to dividends. As a result, we can give no assurance that we will not reevaluate our position on dividends in the future.

BECAUSE OUR OPTION, WARRANT AND CONVERTIBLE SECURITIES HOLDERS HAVE A CONSIDERABLE NUMBER OF COMMON SHARES AVAILABLE FOR ISSUANCE AND RESALE, SIGNIFICANT ISSUANCES OR RESALES IN THE FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

      As of December 30, 2004, there were 400,000,000 authorized Nabors' common shares, of which 149,860,747 shares were outstanding. In addition, 32,407,667 Nabors' common shares were reserved for issuance pursuant to option and employee benefit plans and under certain circumstances we may issue a significant number of common shares upon repurchase or exchange of convertible debt securities. In addition, in connection with our Enserco and Ryan acquisitions, up to 218,387 Nabors' common shares could be issuable on exchange of the shares of Nabors Exchangeco (Canada) Inc. We also may sell up to $700 million of securities of various types in connection with a shelf registration statement declared effective on January 16, 2003 by the Securities and Exchange Commission (the "Commission"). The sale, or availability for sale, of substantial amounts of Nabors' common shares in the public market, whether directly by us or resulting from the exercise of warrants or options (and, where applicable, sales pursuant to Rule 144), would be dilutive to existing securityholders, could adversely affect the prevailing market price of our common shares and could impair our ability to raise additional capital through the sale of equity securities. Any common shares offered by this prospectus by the selling shareholders will be freely tradable without restriction or further registration rights under the federal securities laws, unless purchased by our "affiliates" as that term is defined in Rule 144, and accordingly will increase the number of our common shares in the public market. If we issue additional common shares, it may materially and adversely affect the price of our common shares.

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS MAY DETER A CHANGE OF CONTROL TRANSACTION AND DECREASE THE LIKELIHOOD OF A SHAREHOLDER RECEIVING A CHANGE OF CONTROL PREMIUM.

      Our board of directors is divided into three classes, with each class serving a staggered three year term. In addition, our board of directors has the authority to issue a significant amount of common shares and up to 25,000,000 preferred shares and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of the preferred shares, in each case without further vote or action by the holders of the common shares. Although we have no present plans to issue preferred shares, the classified board and our board's ability to issue additional preferred shares may discourage, delay or prevent changes in control of Nabors that are not supported by our board, thereby possibly preventing certain of our shareholders from realizing a possible premium on their shares. In addition, our Series B Zero Coupon Senior Exchangeable Notes Due 2023 issued pursuant to an indenture dated December 13, 2004 contain a requirement that one of our subsidiaries pay a make-whole premium in certain circumstances upon exchange of such notes in connection with fundamental changes we may undergo, including certain changes in control. Such make-whole premium could have the effect of making a change in control of Nabors more expensive.

WE AND OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING, WHICH COULD AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

      Nabors and its subsidiaries had approximately $2.0 billion in long-term debt outstanding at September 30, 2004, resulting in a funded debt to capital ratio of 0.42:1 and a net funded debt to capital ratio of 0.20:1 as of September 30, 2004. The funded debt to capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders' equity. The net funded debt to capital ratio nets cash and cash equivalents and marketable and non-marketable securities ($1.3 billion as of September 30, 2004) against funded debt. This ratio is calculated by dividing net funded debt by net funded debt plus capital. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. Non-marketable securities consist of investments in overseas funds investing primarily in a variety of public and private United States and non-United States securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages). These investments are classified as non-marketable because they do not have published fair values, and are recorded at cost in our consolidated balance sheets (the current portion is classified as non-marketable securities under current assets and the long-term portion is included as a component of other long-term assets).

      We and our subsidiaries may still be able to incur substantially more debt. The terms of the agreements governing our and our subsidiaries' indebtedness permit additional borrowings.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated in this prospectus by reference contain various forward-looking statements about our markets, demand for our products and services and our future results. Statements, such as these, that are not historical facts are "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). These forward-looking statements are based upon our analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this prospectus and in the documents incorporated in this prospectus by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements.

      You should consider the following key factors when evaluating these forward-looking statements:

            - fluctuations in worldwide prices of and demand for natural gas and oil;

            - fluctuations in levels of natural gas and oil exploration and development activities;

            -     fluctuations in the demand for our services;

            - the existence of competitors, technological changes and developments in the oilfield services industry;

            - the existence of operating risks inherent in the oilfield services industry;

            -     the existence of regulatory and legislative uncertainties;

            - the possibility of political instability, war or acts of terrorism in any of the countries in which we do business; and

            -     general economic conditions.

      Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration, development and production activities, could also materially affect our financial position, results of operations and cash flows.

      The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. For a more detailed description of risk factors, please refer to the section of this prospectus captioned under "Risk Factors" beginning on page 2. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise.

                                   THE COMPANY

      We are the largest land drilling contractor in the world, with almost 600 land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the United States, lower 48 states, Alaska, Canada, South and Central America, the Middle East, the Far East and Africa. We also are one of the largest land well-servicing and workover contractors in the United States and Canada. We own approximately 700 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and approximately 210 land workover and well-servicing rigs in Canada. We are a leading provider of offshore platform workover and drilling rigs, and own 44 platform rigs, 19 jack-up units and three barge rigs in the Gulf of Mexico and multiple international markets. These rigs provide well-servicing, workover and drilling services. We have a 50% ownership interest in a joint venture in Saudi Arabia, which owns 17 rigs.

      To further supplement and complement our primary business, we offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes approximately 240 rig and oilfield equipment hauling tractor-trailers, cranes, loaders and light-duty vehicles. We maintain approximately 300 fluid hauling trucks, approximately 820 fluid storage tanks, ten saltwater disposal wells and other auxiliary equipment used in drilling, workover and well-servicing operations in the United States. In addition, we time charter a fleet of 31 marine transportation and supply vessels, which provide transportation of drilling materials, supplies and crews for offshore operations primarily in the Gulf of Mexico. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment and rig reporting software. We have also made selective investments in oil and gas exploration, development and production activities.

      The majority of our business is conducted through our various contract drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our operating segments engaged in marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in a category labeled "Other Operating Segments" for segment reporting purposes. Our limited oil and gas exploration, development and production operations are included in a category labeled "Oil and Gas" for segment reporting purposes.

                             CORPORATE INFORMATION

      Nabors was formed as a Bermuda exempt company on December 11, 2001. Through predecessors and acquired entities, Nabors has been continuously operating in the drilling sector since the early 1900s. Our principal executive offices are located at 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados and our telephone number at that address is (246) 421-9471.

                                 USE OF PROCEEDS

      All of our common shares offered by this prospectus are being offered by the selling shareholders. We will receive no part of the proceeds of any sales made under this prospectus.

                              SELLING SHAREHOLDERS

      Our common shares offered by this prospectus were or will be acquired by the selling shareholders pursuant to our 1992 Incentive Stock Plan, 1993 Key Employee Stock Plan, 1996 Employee Stock Plan, 1996 Chairman's Executive Stock Plan, 1996 Executive Officer's Incentive Stock Plan, 1996 Executive Officer's Stock Plan, 1997 Executive Officer's Incentive Stock Plan, 1998 Employee Stock Plan and 1998 Chairman's Executive Stock Plan.

      As of December 30, 2004, we had 149,860,747 common shares issued and outstanding. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person has the right to acquire within 60 days. We have included in the columns entitled "Total Shares Beneficially Owned as of December 30, 2004" and "Shares Beneficially Owned After Offering" below, common shares underlying fully vested stock options and any common shares underlying stock options which vest within 60 days of December 30, 2004 (without giving effect to accelerated vesting that might occur in certain circumstances). The column entitled "Total Shares Offered" includes common shares underlying stock options which vest after 60 days following December 30, 2004 and such common shares are not reflected in the column entitled "Total Shares Beneficially Owned as of December 30, 2004."

                                                                                             Shares Beneficially Owned
                                              Total Shares                                         After Offering
                                         Beneficially Owned as        Total Shares           --------------------------
Name & Address (1)                       of December 30, 2004           Offered                Number          Percent
------------------                       ---------------------        ------------           ---------         -------
Eugene M. Isenberg
     Chairman, Director and Chief
     Executive Officer                       12,919,345(2)             12,195,079            1,674,268           1.1%

Anthony G. Petrello
     Deputy Chairman, Director,               5,896,259(3)              6,270,248              101,012              *
     President and Chief Operating
     Officer

*     Less than one percent.

(1) The address for each of these individuals is: in care of Nabors Industries Ltd., 2nd Floor Trading Centre, Warrens, P.O. Box 905E, St. Michael Barbados.

(2) The shares listed for Mr. Isenberg include 11,245,077 shares which Mr. Isenberg has the right to acquire pursuant to the exercise of options within 60 days of December 30, 2004. The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary. Not included in the table are 386 shares owned directly or held in trust by Mr. Isenberg's spouse.

(3) The shares listed for Mr. Petrello include 5,795,247 shares which Mr. Petrello has the right to acquire pursuant to the exercise of options within 60 days of December 30, 2004.

                              PLAN OF DISTRIBUTION

      Our common shares offered by the selling shareholders or their transferees are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed in this prospectus. The selling shareholders may sell common shares through dealers, through agents or directly to one or more purchasers. The distribution of the shares may be effected from time to time in one or more transactions, including the following:

            - cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

            - purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

            - "at the market" to or through market makers or into an existing market for the shares;

            - ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales in compliance with Section 16(c) under the Exchange Act, effected after the effective date of the registration statement of which this prospectus is a part;

            - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

            - through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

            -     any combination of the foregoing methods; or

            -     by any other legally available means.

      The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with certain selling shareholders. The selling shareholders may also sell the shares short and redeliver the shares to close out such short positions. Such selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of the shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

      The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares, pursuant to this prospectus.

      Any transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may effect such transactions by selling common shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or commissions from purchasers of the shares for whom they may act as agent. The selling shareholders and any broker-dealers or agents that participate in the distribution of shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold.

      The common shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the common shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have informed the selling shareholders that the anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and have informed them of the requirement for delivery of this prospectus in connection with any sale of our common shares offered by this prospectus. All expenses of registration incurred in connection with the offering being made by this prospectus are being borne by us, but any brokerage commissions and other expenses incurred by a selling shareholder will be borne by such selling shareholder.

      Any of our common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

      Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of our common shares, we will file a supplement to this prospectus, if required, disclosing:

      -     the name of the participating broker-dealer(s),

      -     the number of shares involved,

      -     the price at which such shares were sold,

      - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

      - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      -     other facts material to the transaction.

                SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

      Nabors is organized under the laws of Bermuda. Nabors is a holding company but has significant operating subsidiaries, and a substantial portion of its assets, located outside of the United States. As a result, it may be difficult for holders of Nabors securities to serve notice of a lawsuit on Nabors within the United States. It may also be difficult for Nabors' security holders to enforce, in Bermuda, judgments obtained in United States courts. Furthermore, Nabors' Bermuda counsel, Appleby Spurling Hunter, has advised Nabors that there is some doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws (including civil liabilities under such laws), although Bermuda courts will generally enforce foreign judgments for liquidated amounts in civil matters subject to some conditions and exceptions.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxies and information statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

      Our common shares are quoted on the American Stock Exchange under the symbol "NBR" and our filings with the Commission can also be read at: American Stock Exchange, 86 Trinity Place, New York, New York 10006.

      Our filings with the Commission are also available to the public on the Commission's Internet website at http://www.sec.gov. Such filings are also available at Nabors' website at http://www.nabors.com. Website materials are not a part of this prospectus.

      We have filed registration statements on Form S-8 under the Securities Act that include this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you should refer to the registration statement and its exhibits.

      Statements made in this prospectus and the documents incorporated by reference herein as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached as exhibits to the registration statement or the documents incorporated by reference herein for a more complete description of the agreements, contracts and other documents. Each such statement is qualified in all respects by such reference.

                           INCORPORATION BY REFERENCE

      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed prospectus that is incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

   - Our Annual Report on Form 10-K filed on March 15, 2004, for the fiscal year ended December 31, 2003;

   - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 7, 2004; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004;

   - Our Current Reports on Form 8-K filed on September 20, 2004, October 27, 2004, October 29, 2004 and December 17, 2004; and

   - The description of our common shares contained in our Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed with the SEC on March 25, 2002, April 17, 2002, April 29, 2002 and May 10, 2002, respectively (Registration No. 333-76198).

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common shares under this prospectus shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents.

      We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Nabors at: 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados, Attention:
Investor Relations, or by telephoning us at (246) 421-9471.

      NO PERSON HAS BEEN AUTHORIZED BY US TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION GIVEN WHICH IS NOT CONTAINED IN THIS PROSPECTUS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                  LEGAL MATTERS

      The validity of the issuance of our common shares offered by this prospectus was passed upon for us by Appleby Spurling Hunter.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference.

      With respect to the unaudited financial information of Nabors Industries Ltd. for the three-month periods ended March 31, 2004 and 2003, six-month periods ended June 30, 2004 and 2003, and nine-month periods ended September 30, 2004 and 2003 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2004, August 4, 2004, and November 3, 2004 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed with the Securities and Exchange Commission are incorporated in this document by reference:

   - Our Annual Report on Form 10-K filed on March 15, 2004, for the fiscal year ended December 31, 2003;

   - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 7, 2004; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 6, 2004; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004;

   - Our Current Reports on Form 8-K filed on September 20, 2004, October 27, 2004, October 29, 2004 and December 17, 2004; and

   - The description of our common shares contained in our Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed with the SEC on March 25, 2002, April 17, 2002, April 29, 2002 and May 10, 2002, respectively (Registration No. 333-76198).

      All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all of our common shares offered hereby have been sold or which deregisters all of our common shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Bermuda law, a company is permitted to indemnify its directors and officers subject to certain restrictions. Section One (1) and Section Seventy-Five (75) of our Amended and Restated Bye-laws state:

            "Officer" means a Director, Secretary, or other officer of the Company appointed pursuant to these Bye-laws, but does not include any person holding the office of auditor in relation to the Company;

            "75. Exemption and Indemnification of Officers. Subject always to these Bye-laws, no Officer shall be liable for the acts, receipts, neglects or defaults of any other Officer nor shall any Officer be liable in respect of any negligence, default or breach of duty on his or her own part in relation to the Company or any Subsidiary, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of his or her duties or the exercise or purported exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.

            75.1. Subject always to these Bye-laws, every Officer shall be indemnified and held harmless out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) incurred or suffered by the Officer arising out of the actual or purported execution or discharge of the Officer's duties (including, without limitation, in respect of his or her service at the request of the Company as a director, officer, partner, trustee, employee, agent or similar functionary of another person) or the exercise or purported exercise of the Officer's powers or otherwise, in relation to or in connection with the Officer's duties, powers or office (including but not limited to liabilities attaching to the Officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Officer may be guilty in relation to the Company or any Subsidiary of the Company).

            75.2. Every Officer shall be indemnified out of the funds of the Company against all liabilities arising out of the actual or purported execution or discharge of the Officer's duties or the exercise or purported exercise of the Officer's powers or otherwise, in relation to or in connection with the Officer's duties, powers or office, incurred by such Officer in defending any proceedings, whether civil or criminal, in which judgment is given in the Officer's favour, or in which the Officer is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to the Officer by the court.

            75.3. In this Bye-law 75 (i) the term "Officer" includes, in addition to the persons specified in the definition of that term in Bye-law 1, the Resident Representative, a member of a committee constituted under these Bye-laws, any person acting as an Officer or committee member in the reasonable belief that the Officer has been so appointed or elected, notwithstanding any defect in such appointment or election, and any person who formerly was an Officer or acted in any of the other capacities described in this clause (i) and (ii) where the context so admits, references to an Officer include the estate and personal representatives of a deceased Officer or any such other person.

            75.4. The provisions for exemption from liability and indemnity contained in this Bye-law shall have effect to the fullest extent permitted by Applicable Law, but shall not extend to any matter which would render any of them void pursuant to the Companies Acts.

            75.5. To the extent that any person is entitled to claim an indemnity pursuant to these Bye-laws in respect of an amount paid or discharged by him or her, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.

            75.6. The rights to indemnification and reimbursement of expenses provided by these Bye-laws shall not be deemed to be exclusive of, and are in addition to, any other rights to which a person may be entitled. Any repeal or amendment of this Bye-law 75 shall be prospective only and shall not limit the rights of any Officer or the obligation of the Company with respect to any claim arising prior to any such repeal or amendment.

            75.7. In so far as it is permissible under Applicable Law, each Shareholder and the Company agree to waive any claim or right of action the Shareholder or it may at any time have, whether individually or by or in the right of the Company, against any Officer on account of any action taken by such Officer or the failure of such Officer to take any action in the performance of his duties with or for the Company, provided however, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Officer or to recover any gain, personal profit or advantage to which such Officer is not legally entitled.

            75.8. Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Bye-law 75 shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to this Bye-law 75.

            75.9. Each Shareholder of the Company, by virtue of its acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-law 75 are made to meet expenditures incurred for the purpose of enabling such Officer to properly perform his or her duties as an Officer."

      We have entered into agreements with certain of our directors and officers indemnifying them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual's involvement is by reason of the fact that he is or was our director or officer or served at our request as a director or officer of another organization, except where such indemnification is not permitted under applicable law.

      In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or executive officers or arising out of this status.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8. EXHIBITS.

      The following are filed as exhibits to this registration statement:

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------    ---------------------------------------------------------------------------------------
   4.1+        Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex
               II to the proxy statement/prospectus included in Nabors Industries Ltd.'s Registration
               Statement on Form S-4 (Registration No. 333-76198) filed May 10, 2002, as amended)

   4.2+        Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to
               Annex III to the proxy statement/ prospectus included in Nabors Industries Ltd.'s
               Registration Statement on Form S-4 (Registration No. 333-76198) filed May 10, 2002, as amended)

   5.1*        Opinion of Appleby Spurling Hunter regarding the legality of the securities being registered

   15          Awareness Letter of PricewaterhouseCoopers LLP

  23.1         Consent of PricewaterhouseCoopers LLP

  23.2*        Consent of Appleby Spurling Hunter

    24*        Powers of Attorney

------------------
+ Incorporated by reference as indicated.

* Previously filed.

ITEM 9. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
             Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Nabors Industries Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Michael, Barbados on January 7, 2005.

                                                 NABORS INDUSTRIES LTD.

                                                 By: /s/ Daniel McLachlin
                                                    ------------------------
                                                     Name: Daniel McLachlin
                                                     Title: Vice President-
                                                            Administration &
                                                            Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                                  TITLE                             DATE
                ---------                                  -----                             ----
   /s/ Eugene M. Isenberg                       Chairman and Chief                     January 7, 2005
-----------------------------------------       Executive Officer
       Eugene M. Isenberg

   /s/ Anthony G. Petrello                      Deputy Chairman, President,            January 7, 2005
-----------------------------------------       Chief Operating Officer and
       Anthony G. Petrello                      Director

   /s/ Bruce P. Koch                            Vice President and Chief               January 7, 2005
-----------------------------------------       Financial Officer
       Bruce P. Koch

   /s/ Alexander M. Knaster                     Director                               January 7, 2005
-----------------------------------------
       Alexander M. Knaster
                  *
-----------------------------------------       Director                               January 7, 2005
           James L. Payne

                  *
-----------------------------------------       Director                               January 7, 2005
           Hans W. Schmidt

                  *
-----------------------------------------      Director                                January 7, 2005
         Myron M. Sheinfeld

                  *
-----------------------------------------      Director                                January 7, 2005
             Jack Wexler

                  *
-----------------------------------------      Director                                January 7, 2005
          Martin J. Whitman

* By power of attorney.

                                  EXHIBIT INDEX

EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-----------   ---------------------------------------------------------------------------------------
   4.1+       Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex
              II to the proxy statement/prospectus included in Nabors Industries Ltd.'s Registration
              Statement on Form S-4 (Registration No. 333-76198) filed May 10, 2002)

   4.2+       Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to
              Annex III to the proxy statement/ prospectus included in Nabors Industries Ltd.'s
              Registration Statement on Form S-4 (Registration No. 333-76198) filed May 10, 2002)

   5.1*       Opinion of Appleby Spurling Hunter regarding the legality of the securities being registered

    15        Awareness Letter of PricewaterhouseCoopers LLP

  23.1        Consent of PricewaterhouseCoopers LLP

  23.2*       Consent of Appleby Spurling Hunter

    24*       Powers of Attorney

------------------
+ Incorporated by reference as indicated.

* Previously filed.